EXHIBIT 99.1




FOR IMMEDIATE RELEASE




             MARK IV INDUSTRIES ANNOUNCES PRIVATE PLACEMENT OF $250
              MILLION OF A NEW SERIES OF SENIOR SUBORDINATED NOTES


     AMHERST, N.Y.August 6, 1997--Mark IV Industries, Inc. (NYSE: VI) announced today that it has entered into an agreement to sell $250,000,000 principal amount of 7 1/2% Senior Subordinated Notes due 2007 at a price of 99.471% of the face amount.

     The Notes are being issued and sold in a private placement transaction which is expected to close on August 11, 1997. Mark IV intends to use a portion of the net proceeds from the transaction to repay approximately $140 million of outstanding senior debt. The balance of the net proceeds will be added to working capital and used for general corporate purposes.

     The Notes are not being registered under the Securities Act of 1993, as amended (the "Act"), and may not be offered or sold in the United States or to any U.S. person absent registration under the Act or an applicable exemption from the registration requirements thereof.

     Mark IV Industries, Inc., is a $2.1 billion global manufacturing company headquartered in the Buffalo suburb of Amherst, New York employing 15,800 people worldwide. The company's core technologies include power transmission, fluid transfer and filtration systems and components for global industrial and automotive markets. For more information on Mark IV, visit the company's web site at http:/www.mark-iv.com.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.




         CONTACT:  Mark IV Industries, Amherst
                   Colleen Tibollo, 716-689-4972